UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 24, 2016

ViaSat, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21767	33-0174996
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of Principal Executive Offices, Including Zip Code)

(760) 476-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 24, 2016, ViaSat, Inc. (“ViaSat”) entered into the Second Amendment to Credit Agreement and Other Loan Documents (the “Amendment”), which amended the Credit Agreement, dated as of November 26, 2013, with Union Bank, N.A. (as administrative agent and collateral agent) and the other lenders party thereto (as amended, the “Revolving Credit Agreement”). The Amendment, among other matters, provides for an increase in the size of the revolving line of credit under the Revolving Credit Agreement from $500.0 million to $800.0 million, the extension of the maturity date under the Revolving Credit Agreement from November 2018 to May 2021 (or, if more than $200.0 million of ViaSat’s 6.875% senior notes due 2020 are then outstanding and certain conditions are met, March 2020), and additional covenant flexibility under the Revolving Credit Agreement.

Borrowings under the Revolving Credit Agreement bear interest, at ViaSat’s option, at either (1) the highest of the Federal Funds rate plus 0.50%, the Eurodollar rate plus 1.00%, or the administrative agent’s prime rate as announced from time to time, or (2) the Eurodollar rate, plus, in the case of each of (1) and (2), an applicable margin that is based on ViaSat’s total leverage ratio. The Revolving Credit Agreement is required to be guaranteed by certain significant domestic subsidiaries of ViaSat (as defined in the Revolving Credit Agreement) and secured by substantially all of ViaSat’s and any subsidiary guarantor’s assets. As of the date hereof, none of ViaSat’s subsidiaries guaranteed the Revolving Credit Agreement.

The Revolving Credit Agreement contains financial covenants regarding a maximum total leverage ratio and a minimum interest coverage ratio. In addition, the Revolving Credit Agreement contains covenants that restrict, among other things, ViaSat’s ability to sell assets, make investments and acquisitions, make capital expenditures, grant liens, pay dividends and make certain other restricted payments. The Revolving Credit Agreement also contains customary events of default. Upon the occurrence and during the continuance of an event of default, the lenders may declare all outstanding amounts under the Revolving Credit Agreement immediately due and payable, and may terminate commitments to make any additional advances thereunder.

Certain of the lenders under the Revolving Credit Agreement, and their respective affiliates, have performed, and may in the future perform, for ViaSat and its affiliates various commercial banking, investment banking, financial advisory or other services for which they have received and/or may in the future receive customary compensation and expense reimbursement.

The description of the Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Second Amendment to Credit Agreement and Other Loan Documents, dated as of May 24, 2016, by and among ViaSat, Inc., MUFG Union Bank, N.A. (as administrative agent and collateral agent), and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2016	ViaSat, Inc.

	By:	/s/ Paul Castor
Paul Castor
Vice President, Chief Corporate Counsel